John Hancock Life Insurance Company (U.S.A.) A Stock Company

SUPPLEMENTARY BENEFIT

OVERLOAN PROTECTION RIDER

This rider is attached to and made a part of your policy. It takes effect at the same time as your policy and will remain in force unless it terminates as described in the Termination section below. Should any provisions in the policy conflict with this rider, the provisions of this rider will prevail.

The Life Insured for this benefit is the same person who is the Life Insured under your policy. If this rider is attached to a survivorship policy, the Lives Insured for this benefit are the same persons who are the Lives Insured under your policy. The name of the Life Insured or, if applicable, the names of the Lives Insured, are shown in the Policy Specifications, Section 1.

If this rider is attached to a variable life insurance policy or an indexed universal life insurance policy, some additional provisions will apply as described in the Effect On Your Policy section below.

OVERLOAN PROTECTION BENEFIT

Subject to the conditions described below, this rider will prevent your policy from lapsing if the Policy Debt equals or exceeds the lesser of (a) or (b), where:

(a)	is the Policy Value multiplied by the Maximum Overloan Trigger Percentage shown in the Policy Specifications, Section 1; and

(b)	is 99% of the Policy Value minus the Overloan Protection Rider Charge.

If this occurs while this rider is in force and the conditions below have been met, at least 31 days before the end of the policy’s Grace Period we will send written notice to your last known address giving notification that you can elect to invoke the Overloan Protection Benefit in this rider upon your Written Request. Once the rider’s Benefit is invoked, your coverage under the policy will be converted to paid up life insurance. The Insurance Benefit will then be the greater of (a) or (b), minus (c), where:

(a)	is the Total Face Amount under the policy plus, if applicable, any amount payable under the Return of Premium Death Benefit Rider;

(b)	is the Policy Value multiplied by the Minimum Death Benefit Factor shown in the Table of Rates under Section 2 in your policy; and

(c)	is any Policy Debt.

CONDITIONS

Invoking the Overloan Protection Benefit in this rider is subject to the following conditions:

(a)	the policy must be in force for at least the Minimum Duration of Policy shown in the Policy Specifications, Section 1;

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(b)

the Life Insured must be at least the Minimum Age shown in the Policy Specifications, Section 1 but less than the Age at which Monthly Deductions cease and no further premium can be paid under the policy. If this rider is attached to a survivorship policy, the younger Life Insured must be at least the Minimum Age shown in the Policy Specifications, Section 1 but less than the Age at which Monthly Deductions cease and no further premium can be paid under the policy, or would have been within these Ages if living;

(c)	Death Benefit Option 1 must be in effect, or if not already in effect, the Death Benefit must be changed to Option 1;

(d)	there must be sufficient Policy Value for us to deduct the Overloan Protection Rider Charge described below;

(e)

we must receive your Written Request to invoke this rider’s benefit before the end of the policy’s Grace Period or, if later, not more than 30 days after you receive our written notice giving notification that you can elect to invoke the rider’s Benefit;

(f)

the Policy Debt must be greater than the sum of the Total Face Amount plus amounts payable under any Supplementary Benefit Riders as a result of the Life Insured’s death (or death of the surviving Life Insured if this rider is attached to a survivorship policy), but less than 99.9% of the Policy Value after the deduction of the Overloan Protection Rider Charge from the Policy Value; and

(g)

the policy must not be a Modified Endowment Contract as defined in Section 7702A of the Internal Revenue Code of 1986 and invoking this rider must not cause the policy to become a Modified Endowment Contract.

EFFECT ON YOUR POLICY

When the Overloan Protection Benefit in this rider is invoked, coverage under your policy will be converted to paid up life insurance and is subject to the stipulations stated below:

(a)	no further changes can be made to the policy, which includes no Face Amount increases or decreases of any kind;

(b)	no additional premium may be paid;

(c)	new policy loans, withdrawals or partial surrenders are no longer allowed;

(d)	no further Monthly Deductions are deducted from the policy;

(e)

all outstanding Policy Debt will remain and interest on that debt will continue to be charged but at a rate declared by us from time to time never to exceed the Overloan Protection Maximum Loan Interest Charged Annual Rate shown in the Policy Specifications, Section 1. This rate may be different than the loan rate described in the policy and will apply prospectively from the date this rider’s Benefit is invoked. If the policy’s loan rate is variable, based on a yield average published by a United States bond rating agency, such variable rate basis will no longer apply from the date this rider’s Benefit is invoked;

(f)	the policy will not go into default if Policy Debt is greater than zero and exceeds the Policy Value;

(g)	we will continue to credit the policy’s Loan Account with interest but at the Overloan Protection Loan Interest Credited Annual Rate shown in the Policy Specifications, Section 1;

(h)	you can continue to make policy loan repayments;

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(i)	any applicable secondary lapse protection guarantee included in the policy or provided by any Supplementary Benefit attached to the policy will no longer apply;

(j)	any Supplementary Benefit rider requiring a Monthly Deduction will automatically be terminated.

Once the Overloan Protection Benefit in this rider is invoked, we will notify you of any resulting changes to the policy.

This rider itself does not have any cash values or loan values.

VARIABLE LIFE OR INDEXED UNIVERSAL LIFE POLICIES

If this rider is attached to a variable life insurance policy or an indexed universal life insurance policy, the following conditions also apply:

A.	When the Overloan Protection Benefit in this rider is invoked under a variable life insurance policy which does not include an indexed-linked interest rider or policy feature,

(i)	the portion of the Policy Value allocated to the Investment Accounts will immediately be transferred to the Fixed Account; and

(ii)	transfers from the Fixed Account will no longer be allowed.

B.	When the Overloan Protection Benefit in this rider is invoked under a variable life insurance policy which includes an indexed-linked interest rider or policy feature,

(i)	the portion of the Policy Value allocated to the Investment Accounts will immediately be transferred to the Fixed Account;

(ii)	the portion of the Policy Value allocated to any Holding Segments (as defined in your policy or rider) of an Indexed Fixed Account will immediately be transferred to the Fixed Account;

(iii)

Segment Proceeds from all maturing Indexed Account Segments will be transferred to the Fixed Account on the Segment Maturity Date for that Segment. If, however, the Index Loan Principal on a Segment Maturity Date is greater than zero, Segment Proceeds will first be applied to reduce the Index Loan Principal and increase the Loan Account by the same amount. Any remaining Segment Proceeds will be transferred to the Fixed Account;

(iv)	transfers from the Fixed Account will no longer be allowed; and

(v)	all transfers from the Loan Account in connection with loan repayments made under the Index Loan option will be allocated solely to the Fixed Account.

C.	When the Overloan Protection Benefit in this rider is invoked under an indexed universal life insurance policy,

(i)	the portion of the Policy Value in an Indexed Account not yet designated to a Segment will immediately be transferred to the Guaranteed Interest Account;

(ii)

the Segment Proceeds from all maturing Indexed Account Segments will be transferred to the Guaranteed Interest Account on the Segment Maturity Date for that Segment. If, however, the Index Loan Principal on the Segment Maturity Date is greater than zero, Segment Proceeds will first be applied to reduce the Index Loan Principal and increase the Loan Account by the same amount. Any remaining Segment Proceeds will be transferred to the Guaranteed Interest Account; and

(iii)	transfers from the Guaranteed Interest Account will no longer be allowed.

Any transfer fees that may have otherwise been applicable will not apply to the transfers described in the above paragraphs.

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OVERLOAN PROTECTION RIDER CHARGE

There is a one-time charge which is equal to the Policy Value on the date the Overloan Protection Benefit in this rider is invoked multiplied by the Overloan Protection Charge Rate. This rate varies based on the Life Insured’s Age (or Age of the younger of the Lives Insured, or Age would have been if still living, if this rider is attached to a survivorship policy) on the date the rider’s Benefit is invoked. Maximum Overloan Protection Charge Rates are shown in the Table of Rates, Section 2. There is no charge for this rider if the rider’s Benefit is never invoked.

TERMINATION

This rider terminates on the earliest of the following dates:

(a)	the date the policy terminates;

(b)

the date the Life Insured reaches the Age at which Monthly Deductions cease and no further premium can be paid under the policy, or if this rider is attached to a survivorship policy, the date the younger Life Insured reaches the Age at which Monthly Deductions cease and no further premium can be paid under the policy, or would have reached that Age if living; or

(c)	if the Overloan Protection Benefit in this rider is invoked, the next monthly Processing Date following your Written Request to terminate this rider.

This rider cannot be reinstated after it terminates.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

President

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1. POLICY SPECIFICATIONS (CONTINUED) - POLICY 12 345 674

SUPPLEMENTARY BENEFITS

Benefit	Overloan Protection Rider

Life Insured [Lives Insured] Details	Life Insured’s Name [Lives Insured Names] are shown elsewhere in the Policy Specifications

Minimum Duration of Policy	15 Policy Years

Minimum Age	75

Maximum Overloan	95%
Trigger Percentage

Overloan Protection Charge Rate*	This rate is used to determine the one-time charge when the Overloan Protection Benefit in this rider is invoked. The charge is equal to the Policy Value multiplied by the Overloan Protection Charge Rate for the Life Insured’s Age on the date the rider’s Benefit is invoked. Maximum Overloan Protection Charge Rates for all applicable Ages are shown in the Table of Rates, Section 2. For a survivorship policy Age refers to the younger life insured.

Overloan Protection Loan Interest	3%
Credited Annual Rate*

Overloan Protection Maximum Loan	3.25%
Interest Charged Annual Rate*

* Applicable when the Overloan Protection Benefit in this rider is invoked

2. TABLE OF RATES – POLICY 12 345 674

B. TABLE OF MAXIMUM OVERLOAN PROTECTION CHARGE RATES

Age	Maximum Overloan Protection Charge Rate %
75	2.50%
76	2.48%
77	2.46%
78	2.44%
79	2.42%
80	2.40%
81	2.34%
82	2.28%
83	2.22%
84	2.16%
85	2.10%
86	1.92%
87	1.74%
88	1.56%
89	1.38%
90	1.20%
91	0.96%
92	0.72%
93	0.48%
94	0.24%
95	0.04%
96	0.04%
97	0.04%
98	0.04%
99	0.04%
100 to 120	0.04%

(THIS TABLE APPLIES WHEN THE LIFE INSURANCE QUALIFCATION TEST
ELECTED FOR THE POLICY IS THE GUIDELINE PREMIUM TEST)

2. TABLE OF RATES – POLICY 12 345 674

B. TABLE OF MAXIMUM OVERLOAN PROTECTION CHARGE RATES

Age	Maximum Overloan Protection Charge Rate %
75	8.00%
76	7.86%
77	7.72%
78	7.58%
79	7.44%
80	7.30%
81	7.08%
82	6.86%
83	6.64%
84	6.42%
85	6.20%
86	5.92%
87	5.64%
88	5.36%
89	5.08%
90	4.80%
91	4.38%
92	3.96%
93	3.54%
94	3.12%
95	2.70%
96	2.16%
97	1.62%
98	1.08%
99	0.54%
100 to 120	0.04%

(THIS TABLE APPLIES WHEN THE LIFE INSURANCE QUALIFICATION TEST
ELECTED FOR THE POLICY IS THE CASH VALUE ACCUMULATION TEST)